Exhibit 5.1

                             OPINION OF COUNSEL

                              Owen M. Naccarato
                               Attorney at Law
                         19600 Fairchild, Suite 260
                              Irvine, CA 92612
                 Office: (949) 851-9261 Fax: (949) 851-9262
                            Mobil (949) 300-2487

October 25, 1999

China Peregrine Food Corporation
11300 U.S. Highway 1, Suite 202
North Palm Beach, Florida 33408

Re:   Registration Statement Form S-8

Gentleman:

      I have acted as counsel for China Peregrine Food Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 1,016,000 shares of the Company's common stock, $0.001 par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the "Plan").

      I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

      Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

      Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Owen Naccarato
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Owen Naccarato, Esq.